CarMax Board Elects New Directors

RICHMOND, Va., January 27, 2011 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected Rakesh Gangwal and Mitchell D. Steenrod to membership on the board, bringing its total board membership to 13.  Both individuals will initially serve on the audit committee.

Gangwal, 57, has held several executive roles and directorships at domestic and foreign companies during his more than 25-year career in the travel and technology fields.  From 2003 to 2007, he was chairman, president and chief executive officer of Worldspan Technologies, Inc., a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Prior to this, Gangwal served as chief executive officer of US Airways Group from 1998 to 2001, after a two-year tenure as president and chief operating officer of US Airways.  In addition, he is a co-founder of IndiGo, India’s largest low-fare airline.

Gangwal holds a Masters of Business Administration degree from the Wharton Business School of the University of Pennsylvania and a Bachelor of Technology in Mechanical Engineering from the Indian Institute of Technology in Kanpur, India.  He currently serves on the boards of PetSmart, Inc. and OfficeMax Incorporated, where he is the non-executive chairman.

Steenrod, 44, has been the senior vice president, chief financial officer of Pilot Flying J since 2004 and took on the additional role of chief information officer in 2006.  Pilot Flying J, one of the top 10 privately held companies in the United States, is the nation’s largest travel center company, operating more than 500 travel plazas and travel centers throughout North America.  Steenrod joined Pilot Travel Centers when it was formed in 2001 as a joint venture of Pilot Corporation and Marathon Ashland Petroleum LLC.  Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum in a variety of positions of increasing responsibility in accounting, general management and marketing.

Steenrod holds a Masters of Business Administration degree from Bowling Green State University and a Bachelor of Science in Business Administration from The Ohio State University.  He is a member of the board of Covenant Health, the largest nonprofit hospital organization in Tennessee.  He also holds board positions with the Knoxville Area Chamber Partnership and the East Tennessee Foundation.

“We are delighted to have Rakesh and Mitch join the CarMax board,” said Tom Folliard, president and chief executive officer of CarMax.  “We are very fortunate to have the benefit of their unique expertise and are confident that their many years of experience in their fields will enhance the depth and strength of our board.”

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2011 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 103 used car superstores in 49 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 28, 2010, the company retailed 357,129 used cars and sold 197,382 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197